Exhibit 99.1

THE MIDLAND COMPANY

7000 MIDLAND BOULEVARD

AMELIA, OHIO 45102-2607

(513) 943-7100

MAILING ADDRESS

P.O BOX 1256

CINCINNATI, OHIO 45201

For Immediate Release	October 24, 2006

Contact:

W. Todd Gray, Executive Vice President and CFO

(513) 943-7100

The Midland Company Reports Record Third Quarter

and Nine Month Results

•	Record Setting Third Quarter Earnings Per Share of 88 Cents

•	Solid Non-Catastrophe Underwriting Coupled with Mild Weather Drives Results

•	Double Digit Property and Casualty Premium Growth

•	Raises Full Year Earnings Guidance

Cincinnati, October 24, 2006 — The Midland Company (Nasdaq: MLAN), a highly focused provider of specialty insurance products and services, today reported record results for the third quarter ended September 30, 2006. Net income for the quarter was a record $17.3 million, or 88 cents per share, exceeding last year’s third quarter net income of $3.7 million, or 19 cents per share. All per share amounts are on an after-tax, diluted basis. Prior period amounts have been restated to reflect the impact of expensing stock options, which the company implemented December 31, 2005.

Net income before realized capital gains* for the quarter was also a record $16.6 million, or 85 cents per share compared to the year ago level of $1.7 million, or 8 cents per share. The increase of 77 cents per share from the prior year third quarter is primarily the result of 82 cents per share lower catastrophe losses in the current quarter, offset by a 10 cent per share increase in base reinsurance costs. The company believes that this non-GAAP financial measure provides a clearer picture of the underlying operating activities than the GAAP measure of net income, as it removes potential issues such as timing of investment gains (or losses) and allows readers to individually assess these components of net income.

John W. Hayden, Midland president and chief executive officer, commented, “We are delighted to deliver these record setting third quarter results. They are the result of solid non-catastrophe underwriting and relatively benign weather patterns during the third quarter. Disciplined non-catastrophe underwriting is at the heart of our profit strategy and we continue to demonstrate our ability to deliver outstanding results across our broad specialty insurance product platform.”

“We are also very pleased with our top line property and casualty premium growth during the quarter. Growth in our site-built dwelling, mortgage fire and excess and surplus product lines paved the way for a double digit growth rate in the third quarter compared to the prior year. Double digit growth coupled with record earnings is compelling evidence that the fundamentals of our business are in order, and reinforces our leadership position in the specialty insurance marketplace,” said Hayden.

Midland’s wholly owned insurance subsidiary, American Modern Insurance Group, specializes in providing insurance products and services for niche markets such as manufactured housing, site-built dwelling, motorcycle, watercraft, snowmobile, recreational vehicle and credit life and related products. American Modern’s products and services are offered through diverse distribution channels.

The Midland Company Reports Record Third Quarter and Nine Month Results

October 24, 2006

Strong Non-Catastrophe Underwriting Results

American Modern’s property and casualty combined ratio was 95.1 percent in the third quarter, compared to 106.6 percent a year ago. Catastrophe losses for the quarter impacted the property and casualty combined ratio by 2.5 percentage points in 2006, as compared to 18.5 percentage points in the prior year. Catastrophe losses reduced earnings per share by 14 cents in the third quarter, compared to 96 cents in the prior year third quarter, primarily emanating from Hurricanes Katrina, Rita and Dennis. These amounts compare to the 30 cents per share that the company considers normal for third quarter catastrophe losses.

Excluding catastrophe losses, American Modern’s third quarter property and casualty combined ratio was a solid 92.6 percent, compared with 88.1 percent in the same period of 2005. The increase in the non-catastrophe combined ratio over the prior period was driven primarily by additional seasonal losses related to the casualty product lines and an increase in the cost of the company’s reinsurance.

“We continue to be very pleased with the underwriting trends across our major product lines. Our manufactured housing combined ratio was a solid 91.5 percent during the third quarter. We also experienced very favorable underwriting trends in our site-built, mortgage fire and excess and surplus product lines,” Hayden said.

“We have again been well-served by our deep specialty product expertise and proactive risk management disciplines. Our underwriting proficiency and commitment to rate adequacy have enabled us to deliver record third quarter results and further positions us to achieve our long-term financial objectives,” Hayden said.

Double Digit Property and Casualty Premium Growth

American Modern’s property and casualty gross written premiums for the third quarter were $212.7 million, compared to $185.8 million in last year’s third quarter, an increase of 14.5 percent. Hayden commented, “We experienced strong growth across our broad specialty product platform, with mortgage fire, site-built dwelling and excess and surplus product lines achieving the most impressive growth. We continue to emphasize the diversification of our products and distribution channels to achieve a sustainable level of above average growth. This diversification strategy continues to demonstrate its value.”

“Our manufactured housing premium actually declined 3.1 percent to $88.0 million, compared to $90.8 million in the third quarter of 2005, due to the continued run-off of our lender channel business. However, we remain encouraged by the manufactured housing premium growth we are getting from our agency and point of sale distribution channels, and believe we are well positioned to capture future market share opportunities.” Hayden said.

Hayden continued, “We continue to execute our strategic growth plan by emphasizing organic expansion and policyholder retention complemented with strategic business alliances and strategically appropriate acquisitions. We believe that these strategies will position us to achieve our objective of long-term profitable growth.”

Record Nine-Month Results

For the nine months ended September 30, 2006, net income was a record $49.6 million, or $2.53 per share, which includes 18 cents from realized capital gains, up from last year’s previous record net income of $45.3 million, or $2.34 cents per share, which included 18 cents per share in net capital gains. Net income before realized capital gains per share* for the first nine months of 2006 was also a record $46.0 million, compared to the previous record set last year of $41.8 million, an increase of 10.0 percent.

American Modern’s property and casualty combined ratio was 94.7 percent for the first nine months of both 2006 and 2005. Excluding the impact of catastrophe losses, American Modern’s combined ratio for the first nine months of 2006 was 88.9 percent, compared to 87.3 percent last year.

The Midland Company Reports Record Third Quarter and Nine Month Results

October 24, 2006

American Modern’s property and casualty gross written premiums were $597.2 million for the first nine months of the year, compared to $533.3 in the same period last year, an increase of 12.0 percent. Manufactured housing premiums were moderately higher to $259.5 million for the first nine months of 2006, from $256.6 million for the same period in 2005.

Investment Portfolio, Book Value and Market Value Growth

The market value of Midland’s investment portfolio increased to $1.0 billion at September 30, 2006, compared with $966.1 million at September 30, 2005. Net pre-tax investment income (which does not include capital gains and losses) increased 3.4 percent to $10.5 million for the third quarter compared with $10.1 million in last year’s third quarter. This increase is driven by the year-over-year growth of the fixed income portfolio and higher interest rates. The annualized pre-tax equivalent yield, on a cost basis, of Midland’s fixed income portfolio was 5.8 percent in the third quarter of 2006, up from 5.3 percent in the comparable prior period.

After-tax realized investment gains from Midland’s investment portfolio totaled three cents per share in the third quarter of 2006, compared to 11 cents per share in the last year’s third quarter. Pre-tax net unrealized gains on Midland’s fixed income portfolio were $7.4 million at September 30, 2006, down from $10.7 million of pre-tax net unrealized gains at September 30, 2005. Pre-tax net unrealized gains on Midland’s equity portfolio were $99.2 million at September 30, 2006, up from $82.7 million at September 30, 2005.

Midland’s shareholders’ equity increased to a record $545.7 million, or $28.50 per share, at September 30, 2006, up from $465.2 million, or $24.56 per share, at September 30, 2005, an increase of 16.0 percent on a per share basis. Midland’s book value per share has grown at a compound annual rate of 13.1 percent over the last 10 years.

Hayden noted that, “Midland’s common stock continues to outperform the broader equities market and virtually every relevant index for the 1-, 5-, 10-, 15- and 20-year periods ended September 30, 2006. We are extremely proud of this performance record and believe it is a good indicator of the value we deliver to our shareholders.”

M/G Transport Group

M/G Transport, Midland’s transportation subsidiary, contributed an after-tax profit of seven cents per share for the third quarter of 2006, compared to three cents per share for the third quarter of 2005. For the first nine months, M/G transport has contributed an after-tax profit of 20 cents per share, which doubles the prior year contribution of 10 cents per share. “M/G Transport continues to take full advantage of the exceptional current market conditions through increased pricing power and effective management of its barge fleet,” Hayden said.

Named to Ward’s Top 50 Property and Casualty Insurance Companies

American Modern Insurance Group has once again been recognized as one of Ward’s Top 50 Property and Casualty Insurance Companies, balancing financial safety, consistency and performance. “This marks the eighth consecutive year American Modern has achieved this distinction,” Hayden said. “We are extremely proud of our track record of being consistently recognized alongside such an elite group of insurance companies.”

Raises Full Year Earnings Guidance

Hayden commented, “As we look toward the final quarter of 2006, we remain very optimistic about our top line growth and earnings outlook. We believe that we are on track to meet our previously announced high single-digit to low double-digit top line growth expectation for the full year 2006. From an earnings standpoint, we remain optimistic about our full year results and are raising our previously issued guidance. The first few weeks of October are off to a good start and we expect our solid non-catastrophe underwriting results will continue throughout the fourth quarter. Assuming normal weather for the remainder of the year, we anticipate a full year property and casualty combined ratio in the range of 93.5 percent to 94.5 percent. Based on this level of anticipated underwriting profit, we are raising our annual earnings estimated range to $3.10 to $3.30 per share, assuming no net realized capital gains or losses, which is ahead of our previously issued guidance of $2.90 to $3.20 per share.”

The Midland Company Reports Record Third Quarter and Nine Month Results

October 24, 2006

About the Company

Midland, which is headquartered in Cincinnati, Ohio, is a provider of specialty insurance products and services through its wholly owned subsidiary, American Modern Insurance Group, which accounts for approximately 95 percent of Midland’s consolidated revenue. American Modern specializes in writing physical damage insurance and related coverages on manufactured housing and has expanded to other specialty insurance products including coverage for site-built homes, motorcycles, watercraft, snowmobiles, recreational vehicles, physical damage on long-haul trucks, extended service contracts, excess and surplus lines coverages, credit life and related products as well as collateral protection and mortgage fire products sold to financial institutions and their customers. Midland also owns a niche transportation business, M/G Transport Group, which operates a fleet of dry cargo barges for the movement of dry bulk commodities on the inland waterways. Midland’s common stock is traded on the Nasdaq National Market under the symbol MLAN. Additional information on the company can be found on the Internet at www.midlandcompany.com.

*Non-GAAP Measure and Reconciliation to GAAP Measure

Net income before realized capital gains is a non-GAAP measure. Items excluded from this measure are significant components in understanding and assessing financial performance. The company believes that this non-GAAP financial measure provides a clearer picture of the underlying operating activities than the GAAP measure of net income, as it removes potential issues such as timing of investment gains (or losses) and allows readers to individually assess these components of net income.

Reconciliation to GAAP:

	Third Quarter		Nine Months
	2006	2005	2006	2005
Dollars in Millions (After-tax):
Net Income Before Realized Capital Gains*	$16.6	$1.7	$46.0	$41.8
Net Realized Capital Gains	0.7	2.0	3.6	3.5

Net Income (GAAP)	$17.3	$3.7	$49.6	$45.3

	2006	2005	2006	2005
Per Share Amounts (After-tax, Diluted):
Net Income Before Realized Capital Gains*	$0.85	$0.08	$2.35	$2.16
Net Realized Capital Gains	0.03	0.11	0.18	0.18

Net Income (GAAP)	$0.88	$0.19	$2.53	$2.34

Forward Looking Statements Disclosure

Certain statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include certain discussions relating to underwriting, premium and investment income volume, business strategies, profitability and business relationships, as well as any other statements concerning the year 2006 and beyond. The forward-looking statements involve risks, uncertainties and other factors that may cause results to differ materially from those anticipated in those statements. Factors that might cause results to differ from those anticipated include, without limitation, adverse weather conditions, changes in underwriting results affected by adverse economic conditions, fluctuations in the investment markets, changes in the retail marketplace, changes in the laws or regulations affecting the operations of the company or its subsidiaries, changes in the business tactics or strategies of the company, its subsidiaries or its current or anticipated business partners, the financial condition of the company’s business partners, acquisitions or divestitures, changes in market forces, litigation and the other risk factors that have been identified in the company’s filings with the SEC, any one of which might materially affect the operations of the company or its subsidiaries. Any forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.

The Midland Company Reports Record Third Quarter Results

October 24, 2006

THE MIDLAND COMPANY

FINANCIAL HIGHLIGHTS

(UNAUDITED)

	Three-Months Ended September 30,			Nine-Months Ended September 30,
	2006	2005	% Change	2006	2005	% Change
Revenues	$204,813	$173,243	18.2%	$581,918	$549,947	5.8%

Net Income	$17,345	$3,732		$49,585	$45,325

Net Income per Share (Diluted)	$0.88	$0.19		$2.53	$2.34

Dividends Declared per Share	$0.06125	$0.05625	8.9%	$0.18375	$0.16875	8.9%

Market Value per Share	$43.32	$36.03	20.2%	$43.32	$36.03	20.2%

Book Value per Share	$28.50	$24.56	16.0%	$28.50	$24.56	16.0%

Shares Outstanding	19,147	18,943		19,147	18,943

AMIG’s Property and Casualty Operations:
Direct and Assumed Written Premium	$212,707	$185,778	14.5%	$597,172	$533,294	12.0%

Net Written Premium	$185,828	$159,602	16.4%	$522,079	$483,419	8.0%

Combined Ratio (GAAP)	95.1%	106.6%		94.7%	94.7%

Combined Ratio (GAAP) - Excluding Catastrophe Losses	92.6%	88.1%		88.9%	87.3%

AMIG’s Life Insurance Operations:
Direct and Assumed Written Premium	$14,377	$10,126	42.0%	$33,676	$27,574	22.1%

Net Written Premium	$5,449	$2,432	124.1%	$10,298	$6,363	61.8%

Combined Ratio (GAAP)	86.1%	93.1%		91.3%	77.9%

Note:

Dollar amounts in thousands except per share data.

The Midland Company Reports Record Third Quarter Results

October 24, 2006

THE MIDLAND COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three-Months Ended September 30,		Nine-Months Ended September 30,
	2006	2005	2006	2005
Revenues:
Premiums earned	$175,726	$147,946	$497,226	$473,226
Other insurance income	3,284	3,148	9,747	9,542
Net investment income	10,474	10,128	30,978	30,247
Net realized investment gains	1,094	3,162	5,492	5,378
Transportation	14,235	8,859	38,475	31,554

Total	$204,813	$173,243	$581,918	$549,947

Costs and Expenses:
Insurance:
Losses and loss adjustment expenses	$81,949	86,742	$234,788	221,452
Commissions and other policy acquisition costs	56,405	45,539	154,334	147,584
Operating and administrative expenses	30,194	27,294	88,507	83,320
Transportation operating expenses	11,904	8,019	32,372	28,563
Interest expense	1,281	1,774	4,016	4,853

Total	$181,733	$169,368	$514,017	$485,772

Income Before Federal Income Tax	23,080	3,875	67,901	64,175

Provision for Federal Income Tax	5,735	143	18,316	18,850

Net Income	$17,345	$3,732	$49,585	$45,325

Basic Earnings per Common Share:	$0.91	$0.20	$2.60	$2.40

Diluted Earnings per Common Share:	$0.88	$0.19	$2.53	$2.34

Dividends per Common Share	$0.06125	$0.05625	$0.18375	$0.16875

Note:

Dollar amounts in thousands except per share data.

Shares used for EPS calculations (000’s):

	Basic EPS	Diluted EPS
Nine months ended September 30
2006	19,050	19,585
2005	18,878	19,369
Three months ended September 30
2006	19,109	19,644
2005	18,914	19,401

The Midland Company Reports Record Third Quarter Results

October 24, 2006

THE MIDLAND COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30, 2006	December 31, 2005
ASSETS
Cash and Marketable Securities	$1,005,520	$950,464
Receivables - Net	271,899	269,862
Property, Plant and Equipment - Net	102,679	89,888
Deferred Insurance Policy Acquisition Costs	102,916	88,374
Other	33,896	29,525

Total Assets	$1,516,910	$1,428,113

LIABILITIES AND SHAREHOLDERS’ EQUITY
Unearned Insurance Premiums	$459,961	$395,007
Insurance Loss Reserves	226,248	254,660
Long-Term Debt	90,828	91,766
Short-Term Borrowings	7,654	20,005
Deferred Federal Income Tax	43,397	38,350
Other Payables and Accruals	143,145	143,948
Shareholders’ Equity	545,677	484,377

Total Liabilities and Shareholders’ Equity	$1,516,910	$1,428,113

Note: Dollar amounts in thousands.